ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated August 1, 2007

100% Principal Protection Absolute Return Barrier Notes

Linked to the S&P 500 Index

18 Month Maturity    ■    19.00% – 21.00% Absolute Return Barrier    ■    100% Principal Protection

Indicative Terms & Conditions – August 1, 2007	Offering Period: August 1, 2007 – August 27, 2007

Summary Terms

Issuer	:		Deutsche Bank AG, London Branch (Moody’s Aa1)

Offering	:		100% Principal Protection Absolute Return Barrier Notes due February 27, 2009 (the “Notes”)

Underwriter	:		Deutsche Bank Securities Inc. (DBSI)

Denomination	:		$1,000 per Note (minimum investment $1,000)

Underlying Index	:		S&P 500 (Bloomberg: SPX <INDEX>)

Term	:		18 months

Principal Protection	:		100% at maturity

Payment at Maturity (per $1,000)	:

If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal plus the Absolute Index Return:

$1,000 + ($1,000 x Absolute Index Return)

If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal:

$1,000

Absolute Index Return	:	Absolute value of:	( Index Ending Level – Index Starting Level )
Index Starting Level

Index Starting Level	:		The closing level of the Index on the Trade Date

Index Ending Level	:		The closing level of the Index on the Final Valuation Date

Observation Period	:		The period starting on the Trade Date and ending on, and including, the Final Valuation Date

Absolute Return Barrier	:		19.00% to 21.00% (to be determined on the Trade Date)

Upper Index Barrier	:		Index Starting Level x (1 + Absolute Return Barrier)

Lower Index Barrier	:		Index Starting Level x (1 – Absolute Return Barrier)

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the x-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (subject to adjustment as provided in the related pricing supplement)

Reference Exchanges	:	The principal exchange, trading system or quotation system which a constituent of the underlying is listed or quoted or any successor to such exchanges trading system.

Form of Note	:	Global, Book Entry. The Notes will be represented by a single registered global note deposited with the Depository Trust Company

Comparable Yield	:	Determined on the Trade Date

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Notes. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note principal amount.

Selling Concession	:	1.25% or $12.50 per $1,000 note principal amount

Security Codes	:	CUSIP: 2515A0 EJ 8 ISIN: US2515A0EJ88

Relevant Dates

Offering Period	:	August 1, 2007 – August 27, 2007 at 2:00 p.m. (EST)

Trade Date	:	August 27, 2007

Settlement Date	:	August 30, 2007

Final Valuation Date	:	February 24, 2009

Maturity	:

February 27, 2009

In the event that the Issuer makes any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed to ensure that the stated term of the Notes remains the same.

Absolute Return Barrier Notes Product Snapshot

Structure:

• Underlying:	S&P 500 Index
• Maturity:	February 27, 2009 (18 months)
• Protection:	100%
• Absolute Return Barrier:	19.00% – 21.00%
• Upper Index Barrier:	Index Starting Level x (1 + Absolute Return Barrier)
• Lower Index Barrier:	Index Starting Level x (1 – Absolute Return Barrier)

• Absolute Index Return:	Absolute value of:	[	Index Ending Level – Index Starting Level	]
Index Starting Level

Positioning:

•

Offers 100% principal protection. If the Underlying never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at the Maturity Date investors will receive 100% of their principal amount plus a return equal to the Absolute Index Return up to a maximum return of 19.00% to 21.00% (to be determined on the trade date)

Best Case Scenario:

•	(Absolute Index Return X principal) + principal

Worst Case Scenario:

•	Only principal is returned at maturity

Risk Considerations:

•	If the Underlying closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, the Notes will return only your principal at maturity
•	You should be willing and able to hold your Notes to maturity. Principal protection is only valid at maturity
•	Return on the Notes is linked to the value of the Underlying Index
•	An investment in the Notes is subject to the credit of the issuer

Investing in the Notes involves a number of risks. See “Selected Risk Factors” in this Product Snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

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Hypothetical scenario analysis contained herein is not reflective of the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the Notes.

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No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown below. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

SPX Index	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Initial Level	1455.27	1455.27	1455.27	1455.27
Highest Level	1717.22	1819.09	1528.03	1528.03
% Return	18.00%	25.00%	5.00%	5.00%
Lowest Level	1382.51	1382.51	1193.32	1091.45
% Return	-5.00%	-5.00%	-18.00%	-25.00%
Final Level	1700.00	1600.00	1200.00	1100.00
Index Return	16.82%	9.95%	-17.54%	-24.41%
Upper Barrier	20.00%	20.00%	20.00%	20.00%
Lower Barrier	-20.00%	-20.00%	-20.00%	-20.00%

Note Return	16.82%	0.00%	17.54%	0.00%

Payment at Maturity	$1,168.17	$1,000.00	$1,175.41	$1,000.00

Annualized Return	10.92%	0.00%	11.38%	0.00%

Selected Risk Factors

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MARKET RISK — The return on the Notes at maturity, if any, is linked to the performance of the Index and will depend on whether the Index closing level ever exceeds the Upper Index Barrier or falls below the Lower Index Barrier during the Observation Period and the magnitude of the Absolute Index Return.

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THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested in the Index, the component stocks underlying the Index or contracts related to the Index. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single day during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity.

•

THE ABSOLUTE RETURN BARRIER FEATURE WILL LIMIT YOUR RETURN ON THE NOTES AND MAY AFFECT YOUR PAYMENT AT MATURITY — Your investment in the Notes may not perform as well as an investment in a security with a return based solely on the performance of the Index.

•

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.

•	LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES

•

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the Notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Notes and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 142C, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement C, term sheet No. 142C and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY